United States Steel Corporation
        Public Affairs
        600 Grant Street
        Pittsburgh, PA 15219-2800

--------------------------------------------------------------------------------
        News
--------------------------------------------------------------------------------

                                                   Contacts:  Media
                                                              -----
                                                              John Armstrong
                                                              (412) 433-6792
                                                              Investors/Analysts
                                                              ------------------
                                                              Nick Harper
                                                              (412) 433-1184

FOR IMMEDIATE RELEASE
---------------------

                     UNITED STATES STEEL CORPORATION REPORTS
                           2008 FIRST QUARTER RESULTS
--------------------------------------------------------------------------------
                               Earnings Highlights
--------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)   1Q 2008    4Q 2007    1Q 2007
--------------------------------------------------------------------------------
Net sales                                         $ 5,196    $ 4,535    $ 3,756
================================================================================
Segment income (loss) from operations
     Flat-rolled                                  $   120    $    53    $    75
     U. S. Steel Europe                               161         85        206
     Tubular                                           51         83        102
     Other Businesses                                  (5)        36          2
--------------------------------------------------------------------------------
Total segment income from operations              $   327    $   257    $   385
Retiree benefit income (expenses)                       1        (15)       (39)
Other items not allocated to segments                 (62)      (126)         -
--------------------------------------------------------------------------------
Income from operations                            $   266    $   116    $   346
================================================================================
Net interest and other financial (income) costs       (32)        44          5
--------------------------------------------------------------------------------
Income tax provision                                   58         31         66
================================================================================
Net income                                        $   235    $    35    $   273
--------------------------------------------------------------------------------
 - Per basic share                                $  2.00    $  0.29    $  2.31
--------------------------------------------------------------------------------
 - Per diluted share                              $  1.98    $  0.29    $  2.30
--------------------------------------------------------------------------------

      PITTSBURGH, April 29, 2008 - United States Steel Corporation (NYSE: X) reported first quarter 2008 net income of $235 million, or $1.98 per diluted share, compared to fourth quarter 2007 net income of $35 million, or $0.29 per diluted share, and first quarter 2007 net income of $273 million, or $2.30 per diluted share.

      Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Net sales grew to a quarterly record of $5.2 billion and profitability increased substantially from the fourth quarter, reflecting sharp improvements in our Flat-rolled and European segments on strong operating performances and higher shipments and prices. We've made excellent progress in integrating our Canadian facilities, which operated during the first quarter at the highest utilization rate in recent years."

      The company reported first quarter 2008 income from operations of $266 million, compared with income from operations of $116 million in the fourth quarter of 2007 and $346 million in the first quarter of 2007.

      Other items not allocated to segments in the first quarter of 2008 consisted of a previously disclosed $45 million pre-tax reserve established as a result of an adverse court ruling involving a power supply contract, and a $17 million pre-tax charge for inventory transition effects related to the acquisition of U. S. Steel Canada (USSC). These items reduced net income by $45 million, or 38 cents per diluted share. Other items not allocated to segments in the fourth quarter of 2007 decreased net income by $117 million, or 98 cents per diluted share.

      Additionally, net interest and other financial costs in the first quarter of 2008 included a foreign currency gain that increased net income by $70 million, or 59 cents per diluted share, related to the remeasurement of a $1.1 billion U.S. dollar-denominated intercompany loan to a European affiliate, partially offset by euro-U.S. dollar derivatives activity. Net interest and other financial costs will continue to include foreign currency accounting remeasurement effects, partially offset by the use of euro-U.S. dollar derivatives. At March 31, 2008, U. S. Steel had open euro-U.S. dollar forward sales contracts with a total notional value of approximately $571 million.

      During the first quarter of 2008, we repurchased 305,000 shares of common stock for $33 million.

Reportable Segments and Other Businesses

      Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance. Segment income from operations was $327 million, or $48 per ton, in the first quarter of 2008, compared with $257 million, or $43 per ton, in the fourth quarter of 2007 and $385 million, or $76 per ton, in the first quarter of 2007.

      Segment income for Flat-rolled improved significantly from the fourth quarter of 2007. Flat-rolled operated at 92 percent of capability in the first quarter of 2008 compared to 82 percent in the fourth quarter, and shipments increased to 4.7 million net tons due to the higher operating rate and the inclusion of full-quarter results for USSC. Prices increased by $19 per net ton to $646 and reflected the initial effects of rapidly increasing spot prices and higher shipments of semi-finished and hot-rolled product, principally from USSC. Raw materials and energy costs also increased.

      Results for U. S. Steel Europe were also substantially improved from the fourth quarter of 2007. Cost efficiencies from a record operating performance of 103 percent of capability helped offset the rapid rise in raw materials costs. Results also reflected a 253,000 net ton increase in shipments and a $39 per net ton increase in realized prices, including favorable foreign currency effects.

      Tubular results decreased from the fourth quarter mainly due to the rapid increases in costs for semi-finished steel, which were not recovered through price increases during the quarter.

      Normal seasonal effects at our iron ore operations in Minnesota caused the decline in results for Other Businesses.

Outlook

      Looking ahead to the second quarter, Surma said, "We expect that segment income from operations will increase substantially compared to the first quarter of 2008 as realized price increases are expected to surpass continuing increases in scrap and other raw materials costs."

      Second quarter Flat-rolled results are expected to improve significantly from the first quarter as higher spot prices are realized throughout the quarter. Operating levels and shipments are expected to be comparable to the first quarter, while raw materials and energy costs are expected to increase.

      For USSE, we expect second quarter results to be higher than the first quarter on increased prices and comparable operating and shipping levels, despite higher raw materials costs.

      We expect second quarter Tubular results to improve over the first quarter as higher prices and shipments are partially offset by further increases in costs, principally for semi-finished steel.

      Results for Other Businesses are expected to increase primarily due to normal seasonal improvements at our iron ore operations in Minnesota.

      We expect the annual effective tax rate to be approximately 25 percent although some discrete items lowered the rate in the first quarter.

                                      *****

      This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, income taxes and foreign currency impacts. Some factors, among others, that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials and transportation prices and availability; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe and Canada that may affect USSE's and USSC's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs, and other protectionist measures. The annual effective tax rate will depend upon our financial performance, which is affected by all of the factors discussed above. Future foreign currency impacts will depend upon changes in currencies, the extent to which we engage in derivatives transactions and repayments of the $1.1 billion intercompany loan. The amount and timing of such repayments will depend upon profits and cash flows of our international operations, future international investments and financing activities, all of which will be impacted by the many factors discussed above. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2007, and in subsequent filings for
U. S. Steel.

      A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

      The company will conduct a conference call on first quarter earnings on Tuesday, April 29, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

      For more information on U. S. Steel, visit our web site at www.ussteel.com.

                                      -oOo-
     2008-027

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                      ------------------------------------

                                                              Quarter Ended
                                                    ---------------------------------
                                                     March 31     Dec. 31    March 31
(Dollars in millions)                                  2008        2007       2007
-------------------------------------------------------------------------------------
NET SALES .......................................   $  5,196    $  4,535    $  3,756

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below) ....      4,643       4,110       3,179
  Selling, general and administrative expenses ..        142         178         139
  Depreciation, depletion and amortization ......        156         153         111
  Income from investees .........................         (7)         (7)         (2)
  Net gains on disposal of assets ...............         (1)         (3)        (10)
  Other income, net .............................         (3)        (12)         (7)
                                                    --------    --------    --------
     Total operating expenses ...................      4,930       4,419       3,410
                                                    --------    --------    --------
INCOME FROM OPERATIONS ..........................        266         116         346
Net interest and other financial (income) costs .        (32)         44           5
                                                    --------    --------    --------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS        298          72         341
Income tax provision ............................         58          31          66
Minority interests ..............................          5           6           2
                                                    --------    --------    --------
NET INCOME ......................................   $    235    $     35    $    273
                                                    ========    =========   ========

COMMON STOCK DATA:
-------------------------------------------------------------------------------------
Net income per share:
          - Basic................................   $   2.00    $   0.29    $   2.31
          - Diluted..............................   $   1.98    $   0.29    $   2.30

Weighted average shares, in thousands
          - Basic................................    117,595     117,813     118,244
          - Diluted..............................    118,405     118,581     119,005

Dividends paid per common share..................   $    .25    $    .20    $    .20

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)
                      ------------------------------------

                                                             Quarter Ended
                                                                March 31
                                                          ----------------------
Cash Flow Data                        (In millions)           2008        2007
--------------------------------------------------------------------------------
Cash provided by operating activities:
  Net income .............................................   $   235    $   273
  Depreciation, depletion and amortization ...............       156        111
  Pensions and other postretirement benefits .............      (110)       (49)
  Working capital changes ................................        30        (36)
  Other operating activities .............................       (74)        22
                                                             -------    -------
    Total ................................................       237        334
                                                             -------    -------
Cash used in investing activities:
  Capital expenditures ...................................      (127)      (108)
  Disposal of assets .....................................         4          5
  Other investing activities .............................       (24)        (4)
                                                             -------    -------
    Total ................................................      (147)      (107)
                                                             -------    -------
Cash used in financing activities:
  Repayment of debt ......................................        (3)       (53)
  Common stock issued ....................................         4          5
  Common stock repurchased ...............................       (33)       (25)
  Dividends paid .........................................       (29)       (24)
  Other financing activities .............................        10         (2)
                                                             -------    -------
    Total ................................................       (51)       (99)
                                                             -------    -------
Effect of exchange rate changes on cash ..................        14          2
                                                             -------    -------
Net increase in cash and cash equivalents ................        53        130
Cash and cash equivalents at beginning of the year .......       401      1,422
                                                             -------    -------
Cash and cash equivalents at end of the period ...........   $   454    $ 1,552
                                                             =======    =======

                                                            March 31    Dec. 31
Balance Sheet Data                      (In millions)         2008       2007
--------------------------------------------------------------------------------
Cash and cash equivalents.................................   $   454    $   401
Receivables, net..........................................     2,398      2,077
Inventories...............................................     2,339      2,279
Other current assets......................................       204        202
Property, plant and equipment, net........................     6,832      6,688
Investments and long-term receivables, net................       763        694
Pension asset.............................................       799        734
Goodwill and intangible assets, net.......................     1,987      2,131
Other assets..............................................       401        426
                                                             -------    -------
Total assets..............................................   $16,177    $15,632
                                                             =======    =======
Accounts payable..........................................   $ 1,973    $ 1,730
Payroll and benefits payable..............................       955        995
Short-term debt and current maturities of long-term debt..       110        110
Other current liabilities.................................       357        168
Long-term debt, less unamortized discount.................     3,142      3,147
Employee benefits.........................................     3,078      3,187
Other long-term liabilities and minority interests........       784        764
Stockholders' equity......................................     5,778      5,531

                                                             -------    -------
Total liabilities and stockholders' equity................   $16,177    $15,632
                                                             =======    =======

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                         Quarter Ended
                                               ---------------------------------
                                                March 31    Dec. 31     March 31
(Dollars in millions)                             2008       2007         2007
--------------------------------------------------------------------------------
INCOME FROM OPERATIONS
   Flat-rolled(a) ............................ $    120    $     53    $     75
   U. S. Steel Europe ........................      161          85         206
   Tubular(b) ................................       51          83         102
   Other Businesses(c) .......................       (5)         36           2
                                               --------    --------    --------
Segment Income from Operations ...............      327         257         385
   Retiree benefit expenses(d) ...............        1         (15)        (39)
   Other items not allocated to segments:
      Litigation reserve .....................      (45)          -           -
      Flat-rolled inventory transition effects      (17)        (58)          -
      Tubular inventory transition effects ...        -         (11)          -
      Workforce reduction charges ............        -         (57)          -
                                               --------    --------    --------
       Total Income from Operations .......... $    266    $    116    $    346

CAPITAL EXPENDITURES
   Flat-rolled(a) ............................ $     83    $     79    $     50
   U. S. Steel Europe ........................       32          86          30
   Tubular(b) ................................        4          10           2
   Other Businesses(c) .......................        8          40          26
                                               --------    --------    --------
       Total ................................. $    127    $    215    $    108

-----------
(a) Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(b) Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(c) Includes the results of the iron ore and real estate interests acquired from Stelco Inc. as of October 31, 2007.
(d) The first quarter of 2007 includes certain profit-based expenses for former National employees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                         Quarter Ended
                                               ---------------------------------
                                               March 31    Dec. 31     March 31
(Dollars in millions)                            2008        2007        2007
--------------------------------------------------------------------------------
OPERATING STATISTICS
   Average realized price: ($/net ton)(a)
       Flat-rolled(b)......................... $    646    $    627    $    650
       U. S. Steel Europe.....................      791         752         669
       Tubular(c).............................    1,297       1,299       1,435
   Steel Shipments:(a)(d)
       Flat-rolled Products...................    4,701       4,146       3,188
       U. S. Steel Europe.....................    1,638       1,385       1,652
       Tubular Products.......................      433         427         247
                                               --------    --------    --------
             Total Steel Shipments............    6,772       5,958       5,087
   Intersegment Shipments:(d)
       Flat-rolled to Tubular.................      445         314         174
   Raw Steel Production:(d)
       North American facilities..............    5,558       4,681       3,713
       U. S. Steel Europe.....................    1,908       1,467       1,799
   Raw Steel Capability Utilization:(e)
       North American facilities..............     91.7%       82.0%      77.6%
       U. S. Steel Europe.....................    103.4%       78.6%       98.2%

-----------

(a)   Excludes intersegment shipments.
(b) Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(c) Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(d)   Thousands of net tons.
(e) Based on annual raw steel production capability of 19.4 million net tons for North American facilities prior to October 31, 2007 and 24.3 million net tons thereafter, and 7.4 million net tons for U. S. Steel Europe.